UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Citi Trends, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

April 22, 2022

Dear Citi Trends Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., Eastern Time, on June 1, 2022. We will conduct our Annual Meeting in a virtual format, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2022. We have designed the format of the virtual meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the annual meeting.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your continued support.

Very truly yours,

Peter R. Sachse
Executive Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 1, 2022

To Citi Trends Stockholders:

You are cordially invited to attend the virtual annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held on June 1, 2022, at 9:00 a.m., Eastern Time. This will be a virtual meeting only, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2022. Please note that there is no in-person annual meeting for you to attend.

The Annual Meeting is being held for the following purposes:

1.	To elect the nine nominees named in the proxy statement to the board of directors to serve as directors whose terms will expire at the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in the proxy statement;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023; and
4.	To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 12, 2022, the record date for the Annual Meeting.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/CTRN2022 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card.

On April 22, 2022, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal 2021 Annual Report, and how to vote through the Internet or by telephone. All stockholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of our proxy materials by mail.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the virtual only meeting, please take a few minutes now to vote your shares as described in the Notice of Internet Availability of Proxy Materials or your proxy card so that your shares may be represented and voted at the Annual Meeting. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

By Order of the Board of Directors,

David N. Makuen
Chief Executive Officer
April 22, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 1, 2022: The Proxy Statement and our 2021 Annual Report are available at http://ir.cititrends.com/annualproxy.cfm

2022 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide an overview of the items presented in this proxy statement. We encourage you to read the entire proxy statement for more information about these topics prior to voting at the 2022 annual meeting of stockholders.

Annual Meeting of Stockholders

Time and Date:	June 1, 2022; 9:00 a.m. Eastern Time
Means:

Via live audio webcast at www.virtualshareholdermeeting.com/CTRN2022. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to participate in the virtual Annual Meeting. You may view the Annual Meeting without the control number.

Record Date:	Stockholders as of the close of business on April 12, 2022 are entitled to vote.
Attendance:	Please see the instructions on Page 3 of this proxy statement.

Meeting Agenda and Voting Matters

		Board's Voting
Proposal		Recommendation	Page Reference
1	Election of Directors	FOR ALL nominees	7
2	Advisory Vote to Approve Executive Compensation	FOR	37
3	Ratification of Independent Registered Public Accounting Firm Appointment	FOR	42

– PROPOSAL 1 –

Director Nominees for Election

		Director			Other Current
Name and Principal Position	Age	Since	Independent	Committees	Public Co. Boards
Brian P. Carney	61	2007	Yes	AC (Chair), CC	0
Jonathan Duskin	54	2017	Yes	AC, CC, CSR	0
David N. Makuen	54	2020	No	—	0
Peter R. Sachse	64	2019	No	—	0
Kenneth D. Seipel	61	2019	Yes	NCGC (Chair), AC	0
Laurens M. Goff	49	2013	Yes	CC (Chair), NCGC	0
Margaret L. Jenkins	70	2017	Yes	CSR (Chair), NCGC	1
Christina M. Francis	53	2021	Yes	CC, CSR	0
Cara Sabin	52	2021	Yes	AC, NCGC	0

AC: Audit Committee	CC: Compensation Committee
NCGC: Nominating and Corporate Governance Committee	CSR: Corporate Social Responsibility Committee

Attendance:	Each director nominee who is currently a Board member attended more than 95% of the eligible board and committee meetings in 2021.

Corporate Governance Highlights:

Board of Directors:

•

Board composed of a super-majority of independent directors

•

Separate roles for Chairman and Chief Executive Officer

•

Annual election of directors

•

Majority voting standard for uncontested director elections

•

Diverse board of directors in terms of background, professional experience and skills

•

Recent board refreshment with seven new directors in the past five years, including the addition of two new directors in 2021, each of whom add to the experience and diversity of the board of directors

•

Average tenure of our board of directors is 4.3 years

•

Independent directors meet regularly in executive session without management present

•

Committees composed entirely of independent directors

•

Annual board of directors and committee self-evaluations

●
Risk oversight by full board of directors and committees

Stockholder Interest:

•

Majority voting standard for uncontested director elections

•

Annual advisory vote to approve executive compensation

•

Annual vote to ratify independent auditors

•

Company policy against hedging, short-selling and pledging by directors, officers and employees

Corporate Social Responsibility Highlights:

•

Corporate Social Responsibility Committee of the board to oversee the Company’s policies, initiatives and strategies with respect to environmental, social and governance matters

•

Management-level Corporate Social Responsibility Task Force that reports to the Corporate Social Responsibility Committee of the Board on corporate social responsibility topics and policies, risks, trends and performance

•

CITIcares (“cares” – Citi Trends Against Racism Employee Solutions) Council

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal was supported by approximately 99%, 97% and 89% of the votes cast in each of 2021, 2020 and 2019, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 23 of this proxy statement for a full discussion of our executive compensation program. Below are a few highlights of compensation governance practices.

Our Executive Compensation Practices (What We Do):

•

Stock ownership guidelines have been adopted for the Company’s executive officers.

•

A compensation clawback policy is applicable to the Company’s executive officers.

•

A significant portion of named executive officer compensation is performance-based.

•

The Compensation Committee reviews “tally sheets” to understand total compensation calculations in connection with making compensation decisions.

Executive Compensation Practices Not Implemented (What We Don’t Do):

•

No excise tax gross-ups are provided.

•

Executive officers are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

•

We have never repriced underwater stock options.

•

We do not pay dividends on unvested stock awards.

– PROPOSAL 3 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023. The following table shows the fees billed for audit and other services provided to the Company by Deloitte & Touche LLP and KPMG LLP for fiscal 2021 and 2020:

Deloitte & Touche LLP	2021	2020
Audit Fees (1)	$742,000	-
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$742,000	-

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2021.

KPMG LLP(1)	2021	2020
Audit Fees (2)	$42,000	$865,000
Audit-Related Fees	100,000	-
Tax Fees	-	-
All Other Fees	-	-
Total	$142,000	$865,000

(1)	KMPG LLP was dismissed as the Company’s independent registered public accounting firm effective June 9, 2021.
(2)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2021 and 2020.

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on June 1, 2022

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 1, 2022. This proxy statement, the accompanying form of proxy card and the annual report to stockholders are first being made available to our stockholders on or about April 22, 2022.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

The terms “Citi Trends” or the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

When and how will the virtual only annual meeting be held?

The annual meeting will be held on Wednesday, June 1, 2022 at 9:00 a.m., Eastern Time. The annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting, including the ability to vote your shares electronically and submit questions to be addressed during the meeting.

You will be able to attend the annual meeting online by visiting www.virtualshareholdermeeting.com/CTRN2022 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

As permitted by the SEC, we are making this proxy statement and our Annual Report on Form 10-K available to most of our stockholders electronically via the internet, instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice of Internet Availability of Proxy Materials for requesting such materials.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice of Internet Availability of Proxy Materials or set of proxy materials, please submit your proxy by phone, via the internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

What can I vote on at the annual meeting?

The matters scheduled to be voted on at the annual meeting are:

(1)	The election of the nine nominees named in this proxy statement to our board of directors to serve as directors and hold office until the annual meeting of stockholders in 2023 and until their successors are duly elected and qualified (“Proposal 1”);
(2)	A non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement (“Proposal 2”); and
(3)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023 (“Proposal 3”).

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that you vote your shares (i) “FOR ALL” of the board of directors’ nominees named in this proxy statement to be elected to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement and (iii) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 12, 2022, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on April 12, 2022, there were a total of 8,668,940 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

What is the required vote for approval of each proposal?

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm each require the affirmative vote of a majority of the votes cast at the annual meeting.

How many votes must be present to hold the annual meeting?

We will hold the annual meeting of stockholders if the number of shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting virtually. One-third of the shares of common stock outstanding and entitled to vote at the meeting, present at the virtual meeting or by proxy, will constitute a quorum. Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum.

How do I vote?

If you received a Notice of Internet Availability of Proxy Materials, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

Although we encourage you to vote by proxy over the internet or by telephone prior to the annual meeting to ensure that your vote is counted, you can attend the virtual only annual meeting and vote your shares electronically if you are a stockholder of record on the record date by visiting www.virtualshareholdermeeting.com/CTRN2022 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If your shares are held in street name, then you may vote your shares electronically at the virtual annual meeting only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

How will your shares be voted?

If you properly complete your proxy card and send it to the Company prior to the vote at the annual meeting, or submit your proxy electronically by internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors: (i) FOR each of the nominees named in this proxy statement to serve as directors until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified, (ii) FOR the approval of the compensation of our named executive officers for 2022, and (iii) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: Proposal 1 (election of directors), Proposal 2 (“say on pay”) and Proposal 3 (ratification of the appointment of Deloitte & Touche LLP). If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my mind and revoke my proxy?

Yes, so long as you are the record holder. To revoke a proxy given pursuant to this solicitation, you must:

●	change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Time, on May 31, 2022, the day before the annual meeting;
●	provide us with a written notice of revocation dated later than the date of the proxy, which should be delivered to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, at or before the annual meeting; or
●	attend the virtual annual meeting and vote your shares electronically — note that virtual attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

If you hold shares in “street name,” you should contact your broker, bank or other nominee regarding any change in voting instructions.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name?”

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

What happens if I do not return a proxy or do not give specific voting instructions?

If you are a stockholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the virtual annual meeting to vote them electronically. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the appointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal.

Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 (election of directors), Proposal 2 (“say on pay”) or Proposal 3 (ratification of the appointment of Deloitte & Touche LLP). No broker non-votes are expected in connection with Proposal 3.

What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

Who will count the votes?

Broadridge will tabulate the votes.

Can I ask questions at the annual meeting?

Stockholders as of the record date or holders of valid proxies may submit questions online on the day of the annual meeting, beginning shortly before the start of the annual meeting at 8:45 a.m. ET and during the annual meeting, by logging in with the 16-digital control number at www.virtaulshareholdermeeting.com/CTRN2022. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to ask questions.

Our moderators will review questions received. We will answer questions during the virtual annual meeting that are pertinent to the Company as time permits, questions and answers may be grouped by topic and substantially similar questions may be grouped and answered at once.

If we are unable to answer your question during the annual meeting due to time constraints, you are encouraged to contact our Investor Relations department at CitiTrendsIR@icrinc.com.

Who pays for the Company’s solicitation of proxies?

We will pay for the entire cost of soliciting proxies on behalf of the Company. We have retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies for a fee of $7,500 plus reasonable out of pocket expenses. We will also reimburse brokerage houses, banks and other custodians or nominees holding shares in their names for others for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and employees may solicit proxies on our behalf in person, by telephone, by Internet or by other means of communication. None of these persons will receive any additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors: Brian P. Carney, Jonathan Duskin, Christina Francis, Laurens M. Goff, Margaret L. Jenkins, David N. Makuen, Cara Sabin, Peter R. Sachse and Kenneth D. Seipel. In accordance with the Company’s bylaws and certificate of incorporation, our board determines the number of directors on our board, but such number cannot be less than five or more than nine. Our board has currently fixed the size of the board at nine members.

Our board of directors has nominated nine persons for election as directors to serve a one-year term expiring at the annual meeting of stockholders held in 2023 or until an earlier resignation or retirement or until their successors are elected and qualified to serve. It is intended that the persons named as proxies on the proxy card will vote to elect the nominees listed below unless otherwise directed or authority to vote is withheld.

The nominees have consented to be named in this proxy statement, stand for election and serve as directors if elected. However, if any nominee named herein is unable to serve or for good cause will not serve as a director at the annual meeting, it is intended that shares represented by the proxy card will be voted for the election of the other nominees named below and may be voted for any substitute nominee designated by our board of directors or, in lieu thereof, our board of directors may reduce the number of directors in accordance with the Company’s Third Amended and Restated Bylaws.

Nominees for Election as Directors

Brian P. Carney. Mr. Carney, age 61, has served as a director since 2007, and is Chairperson of the Audit Committee and a member of the Compensation Committee. Mr. Carney served as the Chairman of our board of directors from June 2019 to March 2020. Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of Southeastern Grocers, Inc., a grocery retailer, a position he has held since 2005. Prior to that time, Mr. Carney served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

On March 15, 2018, Southeastern Grocers, LLC, entered into a Restructuring Support Agreement with a group of creditors collectively holding 80% of its unsecured notes and its private equity sponsor regarding the terms of a comprehensive financial restructuring. Under the terms of the agreement, Southeastern Grocers, LLC filed pre-packaged plans of reorganization and commenced voluntary cases under Chapter 11 of the U.S. Bankruptcy Code. On May 31, 2018, Southeastern Grocers, Inc. announced that it had successfully completed its financial restructuring and emerged from Chapter 11.

Mr. Carney’s financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends, qualifies him to serve on our board of directors.

Jonathan Duskin. Mr. Duskin, age 54, has served as a director since 2017, and is a member of the Audit Committee, the Compensation Committee and the Corporate Social Responsibility Committee. Since March 2020, Mr. Duskin has served as the lead independent director of our board of directors. Since July 2009, Mr. Duskin has served as the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund. From 2005 to 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm, and from 2002 to 2005, Mr. Duskin served as a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From 1998 to 2002, Mr. Duskin served as a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin previously served on the boards of directors of Christopher & Banks Corporation, The Wet Seal, Inc., Whitehall Jewelers, Inc. and Furniture.com Inc. Mr. Duskin has been nominated by a shareholder for election to the board of directors of Kohl’s, Corp., an omnichannel retailer, at its annual meeting of shareholders scheduled to be held on May 11, 2022.

Mr. Duskin’s considerable business, financial services and retail investment expertise, having provided financial services to a variety of public and private companies, as well as his prior service on the boards and committees of public companies and his familiarity with the retail industry, qualifies Mr. Duskin to serve on our board of directors.

Christina Francis. Ms. Francis, age 53, has served as a director since 2021, and is a member of the Compensation Committee and the Corporate Social Responsibility Committee. Ms. Francis brings more than 20 years of corporate and agency marketing experience across traditional and social media platforms. Since 2019, Ms. Francis has served as the President of Magic Johnson Enterprises where she is responsible for managing day-to-day operations, including strategy, business development, community involvement and overseeing ownership properties and partnerships. Ms. Francis joined Magic Johnson Enterprises in 2014 as Senior Vice President of Marketing and Communications. Prior to that, she served as Vice President of Marketing and Events for NFL Players Inc. Ms. Francis currently serves on the board of her alma mater Xavier University.

Ms. Francis’ extensive marketing, communications and management experience described above, make her well qualified to serve on our board of directors

Laurens M. Goff. Mr. Goff, age 49, has served as a director since 2013, and is Chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Goff is a co-founder and Managing Partner of Stone-Goff Partners, a private equity firm founded in 2010 that is focused on investing in private companies in the lower middle market. Mr. Goff began his career in the investment banking division of Furman Selz LLC. He subsequently joined Hampshire Equity Partners, a middle market buyout firm, where he spent over eight years sourcing, executing and managing private equity investments, including Citi Trends prior to its initial public offering in 2005.

Mr. Goff’s extensive business and financial experience described above, as well as his knowledge of Citi Trends attained from serving as a director and through his role at Hampshire where Citi Trends was a portfolio holding prior to the Company’s initial public offering, qualifies him to serve on our board of directors.

Margaret L. Jenkins. Ms. Jenkins, age 70, has served as a director since 2017, and is Chairperson of the Corporate Social Responsibility Committee and a member of the Nominating and Corporate Governance Committee. Ms. Jenkins is a retired executive with extensive background in advertising and marketing having served as the Chief Marketing Officer of Denny’s restaurants and was the Chief Marketing Officer of El Pollo Loco restaurants. Ms. Jenkins held several management positions with Taco Bell Corp. and PepsiCo International Foodservice. Her career in advertising included account management work on brands such as McDonald’s, Sunny Delight Beverages and the Atlantic Richfield Company. Ms. Jenkins was an independent director of PVH Corp., an international apparel manufacturer and retailer, from June 2006 through May 2014. She joined the board of directors of Kohl’s Corp., an omnichannel retailer, in May 2021 and is a member of the audit committee. Ms. Jenkins is the chair of the board of directors of Prisma Health-Upstate, one of the largest health care providers in the Southeast.

Ms. Jenkins’ extensive marketing, advertising and management experience described above, as well as her performance as a director on boards of both public and not-for-profit companies, qualifies her to serve on our board of directors.

David N. Makuen. Mr. Makuen, age 54, has served as a director since 2020. Since March 2020, Mr. Makuen has served as the Chief Executive Officer of the Company. Previously, Mr. Makuen spent over eight years in various positions at Five Below, Inc., a publicly-traded specialty value retailer, including as EVP Marketing and E-commerce since September 2019, as Executive Vice President, Marketing and Strategy from November 2017 to August 2019, and as Senior Vice President, Marketing from 2011 to 2017. Prior to his work with Five Below, Mr. Makuen was the owner and President of Fresh Life Foods, LLC, a food service business, from 2009 to 2011. Previously, Mr. Makuen served as Vice President, Marketing for Eddie Bauer, a clothing retailer, from 2005 to 2009.

Mr. Makuen’s years of experience in the retail industry and his role as the Chief Executive Officer of the Company make him well qualified to serve on our board of directors.

Cara Sabin. Ms. Sabin, age 52, has served as a director since 2021, and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Sabin has more than 20 years of general management, business strategy, marketing, digital and innovation experience. She currently serves as the CEO of Sundial Brands, a Unilever company, recognized for its innovative use of high quality and culturally authentic ingredients in brands such as SheaMoisture, Nubian Heritage, Nyakio and Madam CJ Walker Beauty Culture. Prior to Sundial Brands, she held various marketing management positions at Clinique and NARS Cosmetics. Earlier in her career, Ms. Sabin held positions at Johnson & Johnson, L’Oreal and Capital One Financial. Ms. Sabin serves on the Board of Visitors for Duke University’s Fuqua School of Business; Board of Trustees for the Alvin Ailey Dance Theater; and the Executive Committee and Board of the Ad Council. She is also a member of Delta Sigma Theta Sorority, Inc.

Ms. Sabin’s substantial general management, business strategy, marketing, digital and innovation experience make her well qualified to serve on our board of directors.

Peter R. Sachse. Mr. Sachse, age 64, has served as a director since 2019. Since March 2020 he has served as the Executive Chairman of our board of directors. He has served as Director at the Sachse Family Fund, an early stage investor in digital startups since March 2017. Previously, Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015 and Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007). Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Mr. Sachse has served as the Co-Chief Executive Officer of Tailored Brands, Inc., an omnichannel specialty retailer of menswear, since March 2022, after previously serving as the Interim Co-Chief Executive Officer from March 2021, and as a director since February 2021.

Mr. Sachse has served as a director of Mattress Firm since February 2019, and previously served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family, from February 2010 until December 2018 and from October 2006 through April 2007, and as an observer to the board from April 2007 to February 2010. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands, from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche, a department store chain launched in Seattle.

Mr. Sachse’s substantial experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry make him well qualified to serve on our board of directors.

Kenneth D. Seipel. Mr. Seipel, age 61, has served as a director since 2019, and is Chairperson of the Nominating and Corporate Governance Committee and a member of the Audit Committee. He has served as the lead independent director of West Marine Inc., the world’s largest retailer of boating supplies, since August 2021, after previously serving as the Chief Executive Officer from 2019 to 2021. From April 2017 until December 2018, Mr. Seipel served as a Principal of Retail Business Optimization LLC, a consulting firm helping retailers optimize their retail execution. From March 2013 to March 2017, Mr. Seipel served as Chief Executive Officer of Gabriel Brothers Inc., an off-priced retailer selling designer brands and fashions for up to 70% off department and specialty store prices. From March 2011 until February 2013, Mr. Seipel served as President and Chief Operating Officer of Wet Seal Inc. Prior to that, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States, from 2009 until 2011. Previous to this, Mr. Seipel served as Executive Vice President of Stores, Operations and Store Design for the Old Navy division of Gap, Inc., an American clothing brand and chain of more than 1,000 stores in the United States and Canada, from 2003 through 2008. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, a public retailing company and the second largest discount retailer in the United States, Shopko Stores, Inc., a privately-held chain of retail stores, and J. C. Penney Company, Inc., a public corporation which operates a chain of mid-range department stores and catalog sales merchant offices throughout the United States. Mr. Seipel has been nominated by a shareholder for election to the board of directors of Kohl’s, Corp., an omnichannel retailer, at its annual meeting of shareholders scheduled to be held on May 11, 2022.

Mr. Seipel’s extensive knowledge and senior executive level experience in the retail industry, including the discount apparel market, make him well qualified to serve on our board of directors.

Our board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Separate Chairman and CEO

The board has separated the role of Chairman of the board of directors and Chief Executive Officer (“CEO”) since March 2015. Our board of directors does not have a set policy with respect to the separation of the offices of the Chairman and CEO, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. The board believes this structure and separation of duties provides a balance between the independent directors’ oversight of the business and the CEO’s management of the day-to-day affairs of the business. The Chairman is an effective liaison between the board and senior management and focuses the board on critical business and operational issues. Since March 2020, Mr. Sachse has served as the Executive Chairman of the board of directors.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent. Our board of directors believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority of independent directors, allow it to maintain effective oversight of management. Our board of directors recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, our board regularly reviews and reassesses its leadership structure.

The Company appointed Mr. Duskin as the lead independent director in March 2020 in connection with the appointment of Mr. Sachse as the Executive Chairman since he is not an independent director. The lead independent director presides at all meetings of our board of directors at which the Chairman is not present, including executive sessions of the independent directors. Our board has adopted guidelines that provide for the lead independent director to fulfill the following functions:

●	Serve as a liaison, as needed, between the directors and the Chairman of the board of directors;
●	Call meetings of the independent directors, when appropriate;
●	If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;
●	Be the focal point for stockholder communications addressed to independent directors;
●	Recommend the retention of outside advisors who report directly to the board of directors as he or she may determine is necessary or appropriate; and
●	Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the board of directors, such other officer. For the officer serving as Chairman of the board of directors, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the board of directors and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full board of directors.

Board Diversity Matrix

Our board of directors is currently comprised of nine individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity and diversity. We view the effectiveness of our board of directors through both an individual and collective lens and believe that our board of directors is optimized to support and guide the Company. The information in the table below is as of March 1, 2022.

	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6		-	-

Part II: Demographic Background
African American or Black	3	-		-	-
Alaskan Native or Native American	-	-		-	-
Asian	-	-		-	-
Hispanic or Latinx	-	-		-	-
Native Hawaiian or Pacific Islander	-	-		-	-
White	-	4		-	-
Two or More Races or Ethnicities	-	-		-	-
LGBTQ+	-	-		-	-
Did Not Disclose Demographic Background	-	-	2	-	-

Nomination and Selection of Directors

The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

●	demonstrates personal integrity and moral character;
●	shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;
●	possesses relevant business or professional experience, technical expertise or specialized skills;
●	exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and
●	maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy with regard to the consideration of diversity in identifying director candidates; however, the charter for the Nominating and Corporate Governance Committee provides that the committee will review candidates’ experience, integrity, competence, skills, diversity of experience, gender, race, ethnicity and ages, and dedication in the context of the needs of the board. Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all of these factors pertaining to a candidate may complement or supplement those skills of other board members. This helps to explain how our board, consisting of nine members, represents such a wide range of experiences, including executive, financial, merchandising, retail operations, distribution, marketing and advertising. The Nominating and Corporate Governance Committee is committed to improving the ethnic and gender diversity of our board of directors. As part of this commitment, in 2021, the Nominating and Corporate Governance Committee engaged in a search process with a specific focus on finding a diverse slates of candidates to support our commitment to diversity, equity and inclusion while at the same time sourcing candidates who can support our strategy and enhance our board of directors. In November 2021, our board of directors added Ms. Francis and Ms. Sabin to our board of directors, each of whom has added to the breadth of experience and diversity of our board of directors.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at: Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary and received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include certain information about the stockholder who is submitting the nominee and must comply with all of the requirements set forth in the Company’s bylaws.

Majority Voting Policy

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected. This means that the nominees receiving the highest number of affirmative votes will be elected.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless our board of directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment.

Our board of directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Our board of directors affirmatively determined that seven non-employee directors (Messrs. Carney, Duskin, Goff and Seipel and Mses. Francis, Jenkins and Sabin) are independent.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that any individual older than 75 years will be ineligible for a position on the board of directors. Additionally, once a sitting member of the board of directors is over the age of 75, he or she is ineligible for re-nomination at the next annual meeting of stockholders.

The board of directors does not believe it is advisable to limit the number of terms for which an individual may serve as a director. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the Company’s business based on their experience and understanding of the Company’s history, policies and objectives. The board of directors believes that it can, as necessary, utilize the nominating process to elect or appoint new directors to obtain new ideas and viewpoints regarding the Company’s business and affairs. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, and a suitability review, both of which are conducted by the Nominating and Corporate Governance Committee. The average tenure of the board of directors is 4.3 years, with seven newly appointed directors within the last five years.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while our board of directors is responsible for providing oversight of risk management. The oversight role performed by our board of directors and its committees includes, among other things, the following:

●	Review of risks associated with our long-term strategic plan and annual budgets;
●	Meetings with various members of management regarding initiatives being undertaken in their respective areas, including, among others, merchandising, real estate, finance, human resources and information services;
●	Private meetings with our independent registered public accounting firm, our Chief Financial Officer (or principal financial officer) and our Director of Internal Audit and Loss Prevention;
●	Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10-K;
●	Review and approval of our Investment Policy; and
●	Review of legal matters.

Our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Social Responsibility Committee each have responsibility for addressing risks inherent within their areas of oversight. The Audit Committee is responsible for assisting the board of directors with its oversight of our overall risk management profile, our financial reporting risks, our compliance with legal and regulatory requirements and risks related to data protection and cybersecurity matters. The Compensation Committee’s responsibilities related to risk include ensuring that our compensation policies have a fair balance of risk and reward and overseeing senior management succession. The Nominating and Corporate Governance Committee oversees our risk related to corporate governance practices and procedures, director independence, director succession planning and board composition. The Corporate Social Responsibility Committee’s responsibilities related to risk include identifying and monitoring the environmental, social and related public policy trends, issues and concerns, which effect of could affect the business operations, financial performance or public image of the company. Each of the committee chairs regularly reports to the board regarding significant issues addressed.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Corporate Social Responsibility Committee, each comprised solely of the independent members of our board of directors. During fiscal 2021, all independent members of our board of directors served on each of the four standing committees of our board of directors. In February 2022, the membership of the committees of our board of directors changed, and the following table shows the current composition of the committees of our board of directors:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Social Responsibility Committee
Brian P. Carney (Chair)	Laurens M. Goff (Chair)	Kenneth D. Seipel (Chair)	Margaret L. Jenkins (Chair)
Jonathan Duskin	Brian P. Carney	Laurens M. Goff	Jonathan Duskin
Cara Sabin	Christina Francis	Margaret L. Jenkins	Christina Francis
Kenneth Seipel	Jonathan Duskin	Cara Sabin

Audit Committee

The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. All members of the Audit Committee satisfy NASDAQ’s audit committee member independence requirements. The board of directors has determined that Mr. Carney and Mr. Duskin each qualify as an “audit committee financial expert” as defined by the rules of the SEC. During fiscal 2021, the Audit Committee met ten times.

The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, as well as audits of the Company’s financial statements, on behalf of the board of directors. The principal duties and responsibilities of the Audit Committee, among other things, are to:

●	have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;
●	evaluate the experience, qualifications and performance of the lead partner of the independent registered public accounting firm and the senior members of the independent registered public accounting firm’s engagement team;
●	discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;
●	review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;
●	review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;
●	oversee the Company’s overall risk management profile, including financial risk and risks related to data protection and cybersecurity matters;
●	review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and
●	establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm, or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available in the “Investor Relations” section of the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee reviews and determines the compensation and benefits of the Company’s executive officers, administers our incentive and equity-based compensation plans and oversees the development, retention and succession of senior management and employees. All members of the Compensation Committee satisfy NASDAQ’s compensation committee member independence requirements. The Compensation Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2021, the Compensation Committee met eight times. The principal duties and responsibilities of the Compensation Committee, among other things, are to:

●	review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve the CEO’s compensation based on such evaluation, including base salary, cash bonuses and equity awards.
●	make recommendations to our board of directors regarding compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;
●	review and administer the Company’s incentive and equity-based compensation plans;

●	review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;
●	oversee, in consultation with management, regulatory compliance with respect to compensation matters;
●	review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;
●	review key human resource policies and practices of the Company related to organizational engagement and effectiveness, workplace environment and culture, talent sourcing strategies and employee recruitment, retention and development programs;
●	broadly oversee matters relating to the recruitment, motivation, development and retention of senior management and receive periodic reports from management regarding the recruitment, motivation, development and retention of employees;
●	review the Company's diversity and inclusion programs and key metrics associated with the programs;
●	review and approve any severance or similar termination payments proposed or made to any of our current or former executive officers;
●	review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company; and
●	determine and monitor compliance with stock ownership guidelines for executive officers and directors.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2021 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities. The Compensation Committee engaged Korn Ferry (“Korn Ferry” or the “Compensation Consultant”) in 2019 to provide market data regarding compensation practices at peer companies and to provide general advice on the Company’s executive compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our board of directors in overseeing the Company’s governance structure and other corporate governance matters. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2021, the Nominating and Corporate Governance Committee met seven times. The principal duties and responsibilities of the Nominating and Corporate Governance Committee, among other things, are to:

●	review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;
●	identify individuals qualified to become board members, consistent with criteria approved by our board of directors;
●	select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies;
●	develop and recommend to our board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles and the Company’s governing documents; and
●	review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee assists our board of directors in providing oversight, monitoring, and guidance on matters related to corporate social responsibility, including diversity, sustainability, environmental stewardship and compliance. The Corporate Social Responsibility Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2021, the Corporate Social Responsibility Committee met four times. The principal duties and responsibilities of the Corporate Social Responsibility Committee, among other things, are to:

●	review and evaluate the Company’s significant strategies, activities, policies, investments and programs regarding corporate purpose, including corporate responsibility, sustainability, human rights, global community and social impact, and diversity and inclusion;
●	monitor the Company’s progress towards its diversity, equity and inclusion objectives, metrics and compliance with the Company’s responsibilities as an equal opportunity employer;
●	work with the Compensation Committee and the Nominating and Corporate Governance Committee as appropriate to develop processes to achieve the Company’s diversity objectives and metrics;
●	provide oversight of management’s efforts to ensure that the Company’s dedication to sustainability (including environmental and supply chain sustainability and human rights) is reflected in its business operations;
●	identify and monitor the environmental, social and related public policy trends, issues, risks and concerns, which affect or could affect the business operations, financial performance or public image of the Company and make recommendations to the Board regarding those trends and issues;
●	provide oversight of the Company’s community and social impact efforts and oversee protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, vendors, shareholders, governments, local communities and the general public);
●	review on a periodic basis the principles, guidelines and standards applicable to suppliers, vendors and other participants in the Company’s supply chain to ensure compatibility with the Company’s corporate purpose;
●	review sustainability metrics, targets, key performance indicators and related goals and monitor the progress towards achieving targets and benchmarks; and
●	evaluate and review environmental, social, health and safety metrics that will be publicly disclosed to external stakeholders.

Risk and Employee Compensation

We believe that the Company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company. Instead, we believe that our compensation structure encourages a fair balance of risk and reward. The process undertaken by the board of directors to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based. In addition, the board of directors participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board. As a retail company generating sales from physical stores only, we are not subject to many of the issues that cause employees in other industries to take excessive and unnecessary risks in order to maximize their compensation. We believe that the components of our employee-wide compensation program are consistent in form with similar companies. Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short-term to earn cash incentives at the risk of achieving long-term success.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of the NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;
●	compliance with applicable laws, rules and regulations, including insider trading compliance; and
●	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cititrends.com. In the event of any amendment or waiver of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website. Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Meetings and Attendance

During fiscal 2021, the board of directors held 15 meetings. Each director attended at least 95% of the total number of meetings of the Board and all committees thereof on which such director served during 2021 and that were held during the period in which he or she served as director.

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of the individuals who were directors at the time of the 2021 annual meeting of stockholders attended such meeting.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and executive officers with the long-term interests of our stockholders, we have adopted Stock Ownership Guidelines (the “Guidelines”). Under the current Guidelines, as revised and effective March 2021 (the “Effective Date”), our non-employee directors and executive officers are expected to own shares of Company common stock having a value equal to a multiple of their base salary or cash retainer, as follows: Executive Chairman, Chief Executive Officer and non –employee directors are expected to own common stock having a value equal to three times their base salary or annual cash retainers, as applicable. Other executive officers are expected to own common stock having a value equal to two times their base salary.

Participants should make continuous progress toward their respective ownership requirements, and each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, as well as shares of unvested time-based restricted stock and restricted stock units, count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock (except for shares withheld by the Company to satisfy withholding taxes). As of the date of this proxy statement, all of the executives and directors have either satisfied their respective ownership requirements, or are within the five-year period allotted to satisfy their ownership requirements.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company reaches out to and engages with its stockholders on various topics, including corporate governance, corporate social responsibility, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders’ views on our policies and practices and other matters of importance to our business.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, the non-management directors as a group or individual directors. All communications should be in writing and should be directed to the Secretary of the Company at: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Corporate Social Responsibility

Our goal is to be the leading specialty value retailer of apparel, accessories and home trends with a primary consumer base of African American and Latinx families in the United States. We are committed to strengthening the communities we work in, developing our employees and making operational improvements to minimize our environmental impact. We also maintain governance practices and policies in line with the expectations of our stockholders, and actively engage with them regarding our business as well as the corporate social responsibility (CSR) issues that are important to them. For additional discussion on our stockholder engagement, please see “Stockholder Engagement” above.

Our Corporate Social Responsibility Committee of the Board provides oversight, monitoring and guidance on matters related to CSR, including diversity, sustainability, environmental stewardship and compliance. This committee works closely with the Company’s CSR Management Task Force to review and discuss the Company’s CSR initiatives, programs and policies. Our CSR Committee also works closely with our Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board to develop processes to achieve the Company’s diversity objectives and metrics.

To learn more about our CSR efforts, we encourage you to visit the “Responsibility” section of on our corporate website at http://www.cititrends.com.

Environment. We continue to look for more ways to reduce our environmental impact. We believe there is more we can do as an organization and we are striving to operate in a more sustainable manner. In 2021, we established an internal Environmental Committee devoted to this task and encourage all our stakeholders including associates, vendors, and customers to participate in creating goals to achieve over time.

We have adopted environmentally friendly initiatives in many of our stores, including, installing LED lighting in new stores. In 2021, we installed LED lighting in a total of 48 stores, and in 2022, we plan to install LED Lighting in 87 stores.

Diversity and Inclusion and Labor Practices. Our success is only possible with the hard work and dedication of our associates. We believe that a diverse and inclusive team is critical to our success. Therefore, we strive to foster an intentionally inclusive, diverse and productive workplace where our associates are valued and respected. We continue to focus on attracting, developing and retaining team members that reflect the diverse communities we serve.

We provide competitive compensation and comprehensive benefits programs to help meet the needs of our associates. We are also committed to the health, safety and wellness of our associates. In response to the COVID-19 pandemic, we took measures to ensure the safety of our customers and associates. For more information about our human capital management practices, please refer to our 2021 Annual Report on Form 10-K.

Our Board has a heightened commitment to diversity, equity and inclusion. This commitment led to the recent addition of two new independent directors, each of whom has added to the experience and diversity of our Board. In October 2021, we added Christina Francis and Cara Sabin to our Board. Ms. Francis and Ms. Sabin both have extensive experience in marketing, business development, community engagement and innovation in consumer facing businesses, which compliments the Board’s skills and knowledge.

We are dedicated to sourcing products from companies that share our values around human rights, ethics and environmental responsibility. Much of the apparel, footwear, accessories, and home-related merchandise sold in our stores is purchased from suppliers after they have been produced and imported to other retailers’ specifications. However, we order and import some products directly through our international buying agents. Therefore, we work with our suppliers to ensure minerals mined in known conflict areas are not used in our products. We further encourage our suppliers to only source minerals from responsible sources and fosters transparency in the supply chain.

Community. We are proud to have a diverse customer base and are dedicated to giving back to the communities where our stores are located. We formed the CITIcares (“cares” – Citi Trends Against Racism Employee Solutions) Council in August 2020 to create and oversee initiatives of change that will have a positive impact in the lives of our customers and associates. The CITIcares Council provides a platform to address the effects systemic racism has had on our communities, and to create opportunities to overcome these barriers. Citi Trends is committed to providing associate time and expertise for these projects in addition to monetary support. The CITIcares Council is a diverse group of associates who are passionate about making a difference. They represent every division and level of the company, including both genders, multiple ethnicities and different geographies. The purpose of the CITIcares Council is to collaborate with community leaders, organizations, individuals and established programs in local underserved communities on the core areas of education, healthcare, employment and exposure.

Additionally, we have engaged in multiple community programs. In February 2021, we launched our Black History Makers program to honor Black entrepreneurs who are making an impact in their communities. The program is designed to increase awareness of Black-owned businesses and we provided ten $5,000 grants to Black business owners in fiscal 2021. In February 2022, we launched our second annual campaign for this program to build on the momentum from last year. In addition, beginning in fiscal 2021, with the assistance of the CITIcares Council, we launched an initiative to increase the penetration of Black and Brown-owned brands in our merchandise assortment. We remain committed to this initiative and will continue to pursue additional opportunities to increase awareness of Black and Brown-owned businesses.

Governance. We believe that a strong corporate governance program is the foundation for a sustainable and well-governed company. Accordingly, we continuously evaluate our structures, processes, and controls to ensure they support and promote accountability, transparency and ethical behavior. We have established corporate governance guidelines and policies that promote Company values, including a code of conduct as well as a code of ethics. For a detailed description of our governance policies and procedures, please see the discussion in the “Board of Directors and Corporate Governance” section.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Audit Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2021 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the 2021 fiscal year, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Brian P. Carney, Chair

Jonathan Duskin

Cara Sabin

Kenneth D. Seipel

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that disclosure with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2022 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Laurens M. Goff, Chair

Brian P. Carney

Jonathan Duskin

Christina Francis

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
David N. Makuen	54	Chief Executive Officer
Ivy D. Council	65	Executive Vice President of Human Resources and Chief Compliance Officer
Lisa A. Powell	52	Executive Vice President and Chief Merchandising Officer
James A. Dunn	65	Senior Vice President, Store Operations
Charles J. Hynes	54	Senior Vice President, Supply Chain
Jessica G. Berkowitz	43	Senior Vice President, Planning and Allocation
Jason B. Moschner	39	Vice President, Finance (Principal Financial and Accounting Officer)

The following sets forth selected biographical information for our executive officers who are not directors.

Ivy D. Council. Ms. Council has served as our Executive Vice President of Human Resources and Chief Compliance Officer since March 2012 and as our Senior Vice President of Human Resources since January 2007. In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc. From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002. Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores, Inc.

Lisa A. Powell. Ms. Powell has served as our Executive Vice President and Chief Merchandising Officer since September 30, 2019. From 2014 to 2019, Ms. Powell served as Vice President and General Merchandise Manager, Men’s and Ladies Omni Channel, of Century 21 Department Stores, an apparel retailer. From 2012 to 2014, Ms. Powell served as Vice President and Divisional Merchandise Manager of Men’s and Kids at Saks Off Fifth. Prior to that, Ms. Powell spent 20 years at TJX, Inc., an off-price retailer of apparel and home fashions, where she held various merchandising and planning/allocation positions, including Vice President and General Merchandise Manager, Ladies Sportswear.

James A. Dunn. Mr. Dunn has served as our Senior Vice President of Store Operations since 2006 and as our Vice President of Store Operations since 2001. From January to April 2001, Mr. Dunn was our Director of Training and Development and from 2000 to 2001, was one of our Regional Managers. Prior to joining the Company, Mr. Dunn was a Store Manager at Staples from 1999 to 2000. Prior to that, Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district managers.

Charles J. Hynes. Mr. Hynes has served as our Senior Vice President, Supply Chain since October 2019. From 2013 to 2019, Mr. Hynes served as Vice President, Distribution of Burlington Stores, Inc., an off-price department store retailer, where he developed a high-performance distribution center team consisting of 1,800 associates and 75 management executives to support 650 stores. From 2010 to 2013, Mr. Hynes served as Vice President, Transportation of Burlington Stores, Inc., where he oversaw inbound, outbound and imports. From 2007 to 2010 he held various positions at A.C. Moore Arts & Crafts, Inc., an arts and crafts retailer, including Vice President, Distribution & Logistics and Director of Distribution. Prior to that, Mr. Hynes held various positions at DCB and Company, Inc., which provides supply chain strategy services, including Supply Chain Consulting Director and Senior Manager.

Jessica G. Berkowitz. Ms. Berkowitz has served as our Senior Vice President, Planning and Allocation since April 2021 and has previously served as our Vice President of Planning and Allocation since April 2018 and our Senior Director of Planning and Allocation since September 2016. From 2007 to 2016, Ms. Berkowitz worked at dd’s Discounts, a division of Ross Stores, Inc., and held various merchandise and store planning roles, including Senior Planning Director of Ladies. Prior to that, Ms. Berkowitz spent six years at Macy’s, where she held roles within product development, merchandising and private brand management.

Jason B. Moschner. Mr. Moschner was appointed to serve as our Principal Financial Officer in April 2022. He has served as our Vice President, Finance since January 2020 and Principal Accounting Officer since March 2020. From March 2020 through January 2021, he also served as our Principal Financial Officer. From June 2018 to January 2020, he was our Director of Finance and from June 2017 to June 2018, he was our Director of Internal Audit and Loss Prevention. From 2010 to 2017, he held various finance and accounting roles at TMX Finance LLC, including Director of Financial Reporting and Internal Audit. Mr. Moschner is a Certified Public Accountant.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2021 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2021):

●	David N. Makuen, our Chief Executive Officer
●	Pamela J. Edwards, our Former Executive Vice President and Chief Financial Officer, who retired effective April 1, 2022
●	Ivy D. Council, our Executive Vice President of Human Resources and Chief Compliance Officer
●	Lisa A. Powell, our Executive Vice President and Chief Merchandising Officer
●	James A. Dunn, our Senior Vice President of Store Operations

Our compensation program is designed to align the interests of management and stockholders and to link Company performance with executive pay, such that the Company’s achievement of challenging financial goals results in payment of annual incentives to our executive officers. The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2021

We achieved record fiscal 2021 financial results reflective of our highly differentiated specialty value store experience and continued discipline and focus on the execution of our strategic priorities. For the year, compared to fiscal 2020, sales increased 26.6% to $991.6 million and we achieved diluted earnings per share of $6.91, an increase of 197%.

Compared to fiscal 2019, sales increased 26.8% and diluted earnings per share increased 390%.

Fiscal 2021 Business Highlights

●	Launched and market tested our new “CTx” store formats, which represent the first major overhaul to our store format in over 10 years
●	Opened 27 new stores and remodeled 25 stores
●	Navigated the challenging supply chain backdrop while maintaining healthy inventory stock with high freshness
●	Managed store and distribution labor headwinds with prudent leadership and effective staffing solutions
●	Initiated investments in infrastructure including system enhancements for our merchandising teams and capacity upgrades for our distribution centers
●	Strengthened our diversity and leadership with two new additions to our board of directors
●	Launched “Citi Life” which encapsulates our brand purpose values and represents the emotional connection that our customers and associates have with Citi Trends

Fiscal 2021 Financial Highlights

●	Total sales of $991.6 million
●	Operating margin of 8.0%
●	Earnings of $6.91 per diluted share
●	Cash of $49.8 million at the end of the year with no debt
●	Repurchased $115.3 million of shares

Our record performance for the year exceeded our financial goals. Accordingly, as discussed in “Annual Cash Incentives” below, we attained 190% of our Adjusted EBIT target, resulting in above-target cash incentives being paid to our named executive officers.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders held on June 2, 2021, approximately 99% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2021 proxy statement.

Our board of directors and the Compensation Committee appreciate and value the views of our stockholders and regularly solicit their input on matters such as executive compensation, board composition and other more general governance topics. In considering the results of the consistently high advisory votes on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2021.

Going forward, future advisory votes on executive compensation, as well as direct communication with our stockholders on the subject, will serve as additional tools to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce dedicated to the long-term success of the Company. In furtherance of those goals, our compensation program is designed to:

●	Enable the Company to attract, retain and motivate a team of high-quality executives who will create long-term stockholder value;
●	Create opportunities to participate in the ownership of the Company and to share in the value the executives help create, both directly and through managing those that report to them; and
●	Provide rewards that are proportional to each executive’s contribution to our success by including an individual component as well as an overall corporate performance component.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and the Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties. As discussed in further detail in the following section, the Compensation Committee engaged Korn Ferry in 2019 to provide an analysis of the Company’s compensation practices and to provide the Compensation Committee with survey data and an update on current compensation trends. The Compensation Committee assessed the independence of the Compensation Consultant against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Korn Ferry from independently advising the Compensation Committee. The Compensation Consultant does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company. The latest peer group analysis was conducted in 2019, at which time the peer group used by the Compensation Consultant consisted of the apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represented appropriate comparisons due to the similarity in business and financial characteristics. They were all either direct or tangential business competitors or geographically situated and similarly sized such that we considered them to be competitors for recruitment and retention purposes.

Boot Barn Holdings, Inc.	Hibbett Sports, Inc.
The Buckle Inc.	RTW Retailwinds, Inc.
The Cato Corporation	Shoe Carnival, Inc.
Destination Maternity Corporation	Tilly’s, Inc.
Destination XL Group, Inc.	Zumiez, Inc.
Five Below, Inc.	Francesca’s Holdings Corporation

As part of its analysis in 2019, the Compensation Committee also reviewed compensation information provided by the Compensation Consultant from its proprietary 2018 survey of more than 140 retail companies. The Compensation Consultant’s analysis focused on the following areas of compensation:

●	base salary;
●	annual cash incentives;
●	total cash compensation (the sum of base salary and annual cash incentives);
●	long-term equity incentives (a variable incentive vesting over a multi-year period); and
●	total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail company survey. Instead, the data is used as a guide and is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation appropriate for each individual within the context of the Company’s performance. The 2019 analysis by the Compensation Consultant indicated that base salaries and total cash compensation for our executive officers were generally below median in relation to the peer group or retail survey, as applicable, whereas long-term equity incentives and total direct compensation at target levels for the majority of our executive officers were generally above median in relation to the peer group or retail survey, as applicable. This reflects an emphasis on long-term equity incentives that are intended to align the interests of our executives with those of our shareholders

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, the oversight and direct managerial skills of our executives, and changes in responsibilities, if any. After considering these factors, the Compensation Committee approved modest adjustments to certain of our named executive officers’ base salaries in fiscal 2021 as shown below:

	Fiscal 2020	Fiscal 2021
Name	Base Salary Rate ($)	Base Salary Rate ($)	% Change
David N. Makuen	675,000	685,000	1.5%
Pamela J. Edwards	485,000	485,000	0%
Ivy D. Council	325,000	330,000	1.5%
Lisa A. Powell	450,000	458,000	1.8%
James A. Dunn	303,000	308,000	1.7%

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) earnings before interest and taxes (“EBIT”) and (2) Adjusted EBIT, which is comprised of EBIT, as adjusted for asset impairment expense, a non-cash charge similar in certain respects to depreciation, and other unusual or non-recurring items, such as costs related to litigation, claim judgments or settlements and proxy contest expenses. We believe the Company’s performance under these metrics provides an effective way to evaluate the Company’s success and operational performance in any given year which directly impacts our compensation decisions with respect to our executive officers. We believe that linking our annual cash incentives to these financial metrics, while providing long-term equity incentives that are earned based on stock price appreciation and other financial metrics (as described below), provide an effective and balanced approach to executive compensation that is aligned with the interests of our stockholders.

Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the level of achievement of our budgeted goal for Adjusted EBIT. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted Adjusted EBIT that represents our goal takes into account many key operating and financial factors, including the following:

●	Store selling square footage;
●	Comparable store sales;
●	Average sales per store;
●	Gross margin;
●	Store and distribution operating expenses as a percentage of sales; and
●	Corporate expenses.

Our CEO recommends a target award (as a percentage of base salary) for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant, and the Compensation Committee determines the appropriate target award for each executive. For fiscal 2021, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
David N. Makuen	100%
Pamela J. Edwards	65%
Ivy D. Council	65%
Lisa A. Powell	65%
James A. Dunn	50%

The annual cash incentive program is directly linked to achievement of our budgeted Adjusted EBIT goals. Unusual and non-recurring items (as described above) are excluded from both the budgeted and actual amounts used in the calculation of Adjusted EBIT. Since the calculation of cash incentives is based on performance versus budget, the exclusion of such items ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

Named executive officers can earn between 0% to 200% of their target annual cash incentive based on the actual achievement of Adjusted EBIT as a percentage of Target Adjusted EBIT. For fiscal 2021, if actual Adjusted EBIT was equal to 89% of target (threshold performance), then 50% of the target award would be earned, if actual Adjusted EBIT was equal to 100% of target, then 100% of the target award would be earned, and if actual Adjusted EBIT was equal to or greater than 146% of target (maximum performance), then 200% of the target award would be earned.

The graph below reflects the various potential payout levels at different levels of performance:

The Compensation Committee believes it is imperative to structure our compensation program to provide a direct pay-for-performance linkage, such that our executives are rewarded (or held accountable, as the case may be) for annual performance relative to the Company’s goals, and not paying any cash bonuses in years when the Company does not meet certain minimum thresholds is consistent with this philosophy. Accordingly, if the Company performs well and meets or exceeds its goals for the year, the executives are rewarded, but if the Company does not meet its threshold performance target, then the executives do not earn annual incentives.

In fiscal 2021, the Target Adjusted EBIT (before the impact of accrued bonus expense) was $48.1 million representing an 18% increase compared to actual Adjusted EBIT in fiscal 2020. Actual Adjusted EBIT for fiscal 2021 was $91.4 million or approximately 190% of the Target Adjusted EBIT. As a result, the named executive officers earned annual cash incentive equal to 200% of their respective target bonus amounts.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table later in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of each equity grant is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than himself), which take into account the executive’s past performance, the executive’s position within the Company and an evaluation of other elements of compensation provided to the executive officer. The Compensation Committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. In fiscal 2021, Mses. Edwards, Council and Powell and Messrs. Makuen and Dunn received long term equity incentives with grant date values determined as a percentage of base pay, equal to 135% for Mr. Makuen, 65% for Mses. Edwards, Council and Powell, and 50% for Mr. Dunn. The awards consisted of (1) restricted shares that vest over three years based on continued future employment with the Company, and (2) restricted stock units that vest 100% if the Company’s Adjusted EBIT equals or exceeds $62.6 million in fiscal 2023. Recipients may receive up to 200% of the target units if Adjusted EBIT equals or exceeds $85.1 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBIT values below $62.6 million but no target units will vest if Adjusted EBIT is below $57.0 million. As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.

For more information regarding these long-term incentives granted to our named executive officers in fiscal 2021, please see “Grants of Plan-Based Awards in Fiscal 2021” and “Outstanding Equity Awards at 2021 Fiscal Year-End” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement. We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites. During fiscal 2021, each executive officer received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements. We have entered into severance agreements with all of our named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months’ base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a Change in Control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers and acts to mitigate self-serving behavior during a potential Change in Control by providing a safety net to our executives in the event the employment relationship is severed. The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March of each year. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors,” our Chief Executive Officer is expected to own common stock having a value equal to three times his base salary, and other executive officers are expected to own common stock having a value equal to two times their base salary. Each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, and shares of unvested time-based restricted stock and restricted stock units count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock (except for shares withheld by the Company to satisfy withholding taxes).

Compensation Recoupment Policy

In November 2014, our board of directors adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Compensation Committee will review the incentive compensation, including equity awards and non-equity incentive compensation, that the Company’s executive officers received or realized based on the erroneous financial results reported by the Company (“covered compensation”). If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Compensation Committee will, as and to the extent it deems appropriate and as permitted by applicable law, recoup any portion of covered compensation paid to certain executives in excess of what would have been paid based on the restated financial results. The Compensation Committee shall seek recovery from any executive officer whose misconduct is determined by the Compensation Committee to have caused or contributed to the requirement for the restatement, unless the Compensation Committee determines that the cost of recovery would exceed the amount sought to be recovered. The Clawback Policy applies to all current and former executive officers of the Company.

The Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by our directors, officers and employees. Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities. These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the Company’s named executive officers.

In connection with making decisions on executive compensation, the Compensation Committee takes into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs, while also maintaining flexibility and reserving the right to award non-deductible compensation as it deems appropriate.

Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2021, 2020 and 2019. Fiscal 2021, 2020 and 2019 were each comprised of 52 weeks.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)
David N. Makuen	2021	683,462	—	924,752	1,370,000	1,367	2,979,581
Chief Executive Officer	2020	584,278	560,000	877,513	973,215	717	2,995,723
Pamela J. Edwards	2021	485,000	—	315,289	630,500	2,108	1,432,897
Executive Vice President and Chief Financial Officer (4)	2020	37,308	50,000	611,780	35,749	—	734,837
Lisa A. Powell	2021	456,769	—	297,722	595,400	7,231	1,357,122
Executive Vice President and Chief Merchandising Officer	2020	436,204	—	421,599	521,850	1,242	1,380,895
Ivy D. Council	2021	329,231	—	214,528	429,000	10,517	983,276
Executive Vice President of Human Resources and Chief Compliance Officer	2020	312,877	—	211,263	342,225	9,808	876,173
	2019	319,000	—	207,358	—	8,472	534,830
James A. Dunn	2021	307,231	—	154,056	308,000	18,205	787,492
Senior Vice President of Store Operations	2020	291,554	—	151,508	245,430	12,252	700,744
	2019	297,000	—	148,502	—	16,072	461,574

(1)	Reflects the grant date fair value of stock awards granted to the named executive officers, computed in accordance with FASB ASC Topic 718. In fiscal 2021, each of the named executive officers received grants of time-based restricted stock and performance-based restricted stock units (RSUs) tied to achievement of Adjusted EBIT goals. The grant date fair values of the time-based restricted stock awards and performance-based RSUs are based on the closing price of the Company's common stock on the date of grant (and the probable outcome of performance conditions, in the case of performance-based RSUs). The aggregate grant date fair value of the performance based RSUs granted to Messrs. Makuen and Dunn, and Mses. Edwards, Powell and Council in 2021 would be higher by $693,501, $77,028, $157,602, $148,819 and $107,264, respectively, assuming achievement of the performance conditions at the highest level (rather than the target level).
(2)	Reflects amounts earned under our annual cash incentive program.
(3)	All Other Compensation in 2021 includes amounts for each officer related to life and long-term disability insurance coverage, vehicle allowances and the Company’s 401(k) matching contributions, to the extent the officers participate in such programs.
(4)	Ms. Edwards retired from the Company effective April 1, 2022.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of David N. Makuen, our Chief Executive Officer. The pay ratio figures below are considered to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For the fiscal year ended January 29, 2022, annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $23,400, and annual total compensation of our CEO was $2,979,581. Accordingly, for fiscal 2021, the ratio of CEO pay to median employee pay (other than the CEO) was 127:1.

Determining the Median Employee

Employee Population: The Company used our employee population data as of January 29, 2022 as the reference date for identifying our median employee. As of such date, our employee population consisted of 5,422 individuals, over 95% of whom were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full and part-time employees at all locations.

Methodology for Determining Our Median Employee, Compensation Measure and Annual Total Compensation of Median Employee: In identifying the median employee from our employee population, we chose gross pay for the final payroll in fiscal 2021 as our consistently applied compensation measure. We then annualized the compensation of all full-time and part-time permanent employees who were employed in said pay period (ended January 29, 2022). We did not make any cost-of-living adjustments. With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for fiscal 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The median employee’s compensation includes items shown in the Summary Compensation Table above, primarily base pay, bonus, company 401(k) contributions and other compensation.

Grants of Plan-Based Awards in Fiscal 2021

The following table sets forth the individual grants of awards to each of our named executive officers during fiscal 2021:

								All Other
								Stock Awards:	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Fair Value
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
David N. Makuen		342,500	685,000	1,370,000	—	—	—	—	—
	3/12/21	—	—	—	4,106	8,211	16,422	—	693,501
	3/12/21	—	—	—	—		—	2,738	231,251
Pamela J. Edwards		157,625	315,250	630,500	—	—	—	—	—
	3/12/21	—	—	—	933	1,866	3,732	—	157,602
	3/12/21	—	—	—	—	—	—	1,867	157,687
Lisa A. Powell		148,850	297,700	595,400	—	—	—	—	—
	3/12/21	—	—	—	881	1,762	3,524	—	148,819
	3/12/21	—	—	—	—	—	—	1,763	148,903
Ivy D. Council		107,250	214,500	429,000	—	—	—	—	—
	3/12/21	—	—	—	635	1,270	2,540	—	107,264
	3/12/21	—	—	—	—	—	—	1,270	107,264
James A. Dunn		77,000	154,000	308,000	—	—	—	—	—
	3/12/21	—	—	—	456	912	1,824	—	77,028
	3/12/21	—	—	—	—	—	—	912	77,028

(1)	Reflects threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal 2021 performance. For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement. In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Reflects threshold, target and maximum payout levels of performance-based restricted stock units that vest 100% if the Company's Adjusted EBIT equals or exceeds $62.6 million in fiscal 2023. Recipients may receive up to 200% of the target units if Adjusted EBIT equals or exceeds $85.1 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBIT values below $62.6 million but no target units will vest if Adjusted EBIT is below $57.0 million.
(3)	Reflects awards of time-based restricted stock under the 2012 Incentive Plan, which vest in three equal installments on the first three anniversaries of the grant date.
(4)	Reflects the grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of time-based grants of restricted stock and performance-based restricted stock units tied to Adjusted EBIT is based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance conditions.

Employment Agreements

See “Potential Payments Upon Termination or Change in Control” for information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the named executive officers.

Outstanding Equity Awards at 2021 Fiscal Year-End

			Market Value of	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Shares		Shares or Units of	Number of Unearned Shares,		Market or Payout Value of
	or Units of Stock		Stock That Have Not	Units or Other Rights That		Unearned Shares, Units or Other
	That Have Not Vested		Vested	Have Not Vested		Rights That Have Not Vested
	(#)		($) (8)	(#)		($) (8)
David N. Makuen	2,738	(1)	130,000	8,211	(6)	389,858
	9,763	(2)	463,547	43,934	(7)	2,085,986
Pamela J. Edwards	1,867	(1)	88,645	1,866	(6)	88,598
	8,667	(3)	411,509	—		—
Lisa A. Powell	1,763	(1)	83,707	1,762	(6)	83,660
	6,510	(2)	309,095	9,762	(7)	463,500
	5,464	(4)	259,431	—		—
Ivy D. Council	1,270	(1)	60,300	1,270	(6)	60,300
	4,701	(2)	223,203	7,051	(7)	334,781
	1,686	(5)	80,051	—		—
James A. Dunn	912	(1)	43,302	912	(6)	43,302
	3,371	(2)	160,055	5,057	(7)	240,106
	1,208	(5)	57,356	—		—

(1)	Restricted shares were awarded on March 12, 2021 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2022.

(2)	Restricted shares were awarded on March 10, 2020 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2021.

(3)	Restricted shares were awarded on January 4, 2021 under the 2012 Incentive Plan and vest in three equal annual installments beginning January 4, 2022.

(4)	Restricted shares were awarded on September 30, 2019 under the 2012 Incentive Plan and vest in three equal annual installments beginning September 30, 2020.

(5)	Restricted shares were awarded on March 12, 2019 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2020.

(6)	Reflects target number of performance based restricted stock units awarded during fiscal 2021 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBIT for fiscal 2023. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBIT of $62.6 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBIT of $85.1 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBIT. No units will be earned or vest for an Adjusted EBIT level below $57.0 million.

(7)	Reflects target number of performance based restricted stock units awarded during fiscal 2020 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBIT for fiscal 2022. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBIT of $32.7 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBIT of $44.5 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBIT. No units will be earned or vest for an Adjusted EBIT level below $29.8 million.

(8)	Market value is based on the closing stock price of $47.48 on January 28, 2022, the last trading day of our 2021 fiscal year.

Option Exercises and Stock Vested in Fiscal 2021

The following table sets forth information concerning each vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($)(1)
David N. Makuen	4,882	464,229
Pamela J. Edwards	4,334	381,002
Lisa A. Powell	8,720	708,266
Ivy D. Council	6,360	604,772
James A. Dunn	4,556	433,230

(1)	Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers. Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased (a “Qualifying Termination”), the Company will provide the executive with separation payments of twelve months base salary, and will pay the executive the full monthly cost, less applicable tax withholdings, to maintain the same level of group health insurance maintained by the executive as of his separation from service for twelve months. Mr. Makuen’s severance agreement also provides him with the severance benefits noted above if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

Pursuant to the terms of our 2021 Incentive Plan and/or the applicable award agreements, all outstanding options and unvested time-based restricted stock will become 100% vested upon the occurrence of a change in control. The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on January 29, 2022 or if a change in control of the Company had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k)-retirement plan that are generally available to all of our salaried employees.

	David N.		Pamela J.	Lisa A.	Ivy D.	James A.
	Makuen		Edwards	Powell	Council	Dunn
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (1)	$685,000	(3)	$485,000	$458,000	$330,000	$308,000
COBRA Payments	24,134	(3)	21,395	16,689	8,725	20,210
Total	$709,134		$506,395	$474,689	$338,725	$328,210
Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (1)	685,000	(3)	$485,000	$458,000	$330,000	$308,000
COBRA Payments	24,134	(3)	21,395	16,689	8,725	20,210
Value of Accelerated Unvested Restricted Stock (2)	3,069,392		588,752	$1,199,392	$758,635	$544,121
Total	3,778,526		$1,095,147	$1,674,081	1,097,360	872,331
Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (2)	3,069,392		588,752	$1,199,392	$758,635	$544,121
Total	3,069,392		$588,752	$1,199,392	$758,635	$544,121

(1)	Reflects cash severance equal to 12 months of the executive’s fiscal 2021 annual salary.
(2)	Reflects the value of time-based and performance-based restricted stock awards using the closing stock price of the Company's common stock on January 28, 2022 ($47.78).
(3)	In addition to a termination by the Company without Cause, Mr. Makuen would be entitled to these benefits if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).

Director Compensation Table for Fiscal 2021

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services as a member of the board of directors during fiscal 2021, except for Mr. Makuen, our current Chief Executive Officer, who was not compensated for his services as a director.

			Non-Equity
	Fees Earned	Stock	Incentive Plan
	in Cash	Awards	Compensation	Total
Name	($)	($) (1)	($) (2)	($)
Peter Sachse	158,458	150,001	300,015	608,474
Brian P. Carney	103,750	76,780	—	180,530
Jonathan Duskin	116,750	76,780	—	193,530
Kenneth D. Seipel	99,750	76,780	—	176,530
Laurens M. Goff	99,750	76,780	—	176,530
Margaret L. Jenkins	99,750	76,780	—	176,530
Christina M. Francis (3)	21,000	45,101	—	66,101
Cara Sabin (3)	21,000	45,101	—	66,101

(1)	Reflects the grant-date fair value of 1,776 shares of restricted stock granted to Mr. Sachse, 936 shares of restricted stock granted to Messrs. Carney, Goff, Seipel and Duskin and Ms. Jenkins and 538 shares of restricted stock to Mses. Sabin and Francis computed in accordance with FASB ASC Topic 718 based on the closing price of the Company's common stock on the date of grant of March 12, 2021 for Mr. Sachse, June 16, 2021 for Messrs. Carney, Goff, Seipel and Duskin and Ms. Jenkins and October 31, 2021 for Mses. Sabin and Francis. All shares granted to Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis vest on the first anniversary of the grant date. The shares granted to Mr. Sachse vest in three equal installments beginning March 20, 2022.
(2)	Mr. Sachse was awarded a target bonus opportunity with a value equal to $150,000, with one-third payable in cash and two-thirds payable in time-based restricted stock, based upon the achievement of various levels of Adjusted EBIT for fiscal 2021. The bonus earned will equal 100% of the target amount based on the Company achieving Adjusted EBIT (before the impact of accrued bonus expense) of $48.1 million. Mr. Sachse may receive up to 200% of the target amount based on achievement of Adjusted EBIT of $70.3 million on a sliding scale, or he may receive less than 100% of target amount based on lower levels of Adjusted EBIT. No compensation will be earned for an Adjusted EBIT level below $42.7 million. Actual Adjusted EBIT for fiscal 2021 was $91.4 million, or approximately 190% of Target Adjusted EBIT. As a result, Mr. Sachse earned compensation equal to 200% of his target bonus opportunity, with $100,000 paid in cash and $200,015 paid in the form of restricted stock subject to vesting in three equal annual installments beginning March 11, 2023.
(3)	Ms. Francis and Ms. Sabin were appointed to the Board effective as of October 20, 2021.

The following table summarizes the aggregate number of shares of restricted stock held by each of the non-employee directors as of January 29, 2022. Each of the grants were made pursuant to a restricted stock award agreement, the form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2021. There were no awards of stock options to directors in fiscal 2021, and as of January 29, 2022, no director held any stock options.

Number of Shares
of Stock That
Name	Have Not Vested
Peter Sachse	12,256
Brian P. Carney	936
Jonathan Duskin	936
Kenneth D. Seipel	936
Laurens M. Goff	936
Margaret L. Jenkins	936
Christina M. Francis	583
Cara Sabin	583

Director Compensation

Annual Retainer. During fiscal 2021, all non-employee directors except Mr. Sachse received an annual retainer fee of $84,000 (payable quarterly and prorated for any director that served for less than the full year). We also provided the following additional annual retainers: Lead Independent Director, $25,000; Chair of the Audit Committee, $12,000; Chair of the Compensation Committee, $8,000; Chair of the Nominating and Corporate Governance Committee, $8,000; and Chair of the Corporate Social Responsibility Committee, $8,000. Mr. Sachse received an annual retainer of $158,458 (and his annual retainer is currently set at $150,000).

Executive Chairman Bonus Opportunity. Mr. Sachse was also awarded a awarded a target bonus opportunity with a value equal to $150,000, with one-third payable in cash and two-thirds payable in time-based restricted stock, that could be earned between 0% and 200% of the target amount based on the level of achievement of Adjusted EBIT for fiscal 2021. The Company earned 190% of its Target Adjusted EBIT, and as a result, Mr. Sachse earned compensation equal to 200% of his target bonus opportunity, with $100,000 paid in cash and $200,015 paid in the form of restricted stock subject to vesting in three equal annual installments beginning March 11, 2023.

Meeting Fees. Prior to June 2021, each of our non-employee directors received $2,500 for each board meeting attended and $750 for each telephonic meeting attended. Effective June 2021, meeting fees were eliminated in favor of an increased award of restricted stock.

Equity Awards. During fiscal 2021, each non-employee director except Mr. Sachse received a restricted stock award with a grant date value equal to approximately $76,750 (with such value prorated for any director that served for less than the full year), subject to vesting on the one year anniversary of the grant date. Mr. Sachse received a restricted stock award with a grant date value equal to approximately $150,000, subject to vesting in three equal annual installments beginning March 20, 2022.

We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 23, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2021 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, our board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation,” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the Annual Meeting of Stockholders on May 24, 2017, our stockholders expressed a preference that say-on-pay votes occur every year. Consistent with this preference, the Board determined to continue its policy of having say-on-pay votes every year, and the next stockholder advisory vote is expected to occur at the 2023 annual meeting of stockholders. A vote to recommend the frequency of say-on-pay votes is required every six years, and accordingly, a vote to recommend the frequency of such votes in the future will occur at the 2023 Annual Meeting.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a Code of Business Conduct and Ethics which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct and Ethics, among other things, include: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

Other than as set forth below, the Company had no related party transactions during fiscal 2021 to disclose pursuant to Item 404 of the SEC’s Regulation S-K.

On March 22, 2021, the Company repurchased 250,000 shares of the Company’s common stock from Macellum SPV III, LP, an entity affiliated with Jonathan Duskin, a member of our board of directors, for an aggregate purchase price of $21,850,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 12, 2022, for the following persons:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our directors and named executive officers; and
●	all directors and executive officers as a group.

The table below lists applicable percentage ownership based on 8,668,940 shares of common stock outstanding as of April 12, 2022. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 12, 2022, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Directors and Named Executive Officers

	Number of Shares of	Percentage of
	Common	Class
Name of Beneficial Owner	Stock Beneficially Owned
David N. Makuen	20,770	*
Pamela J. Edwards (1)	12,832	*
Lisa A. Powell	16,520	*
Ivy D. Council	70,903	*
James A. Dunn	19,131	*
Brian P. Carney	39,033	*
Laurens M. Goff	24,117	*
Jonathan Duskin (2)	65,690	*
Margaret L. Jenkins	4,794	*
Peter R. Sachse	66,398	*
Kenneth D. Seipel	9,825	*
Christina M. Francis	783	*
Cara Sabin	583	*
Directors and executive officers as a group (16 persons)	368,026	4.2%

* Denotes less than 1%

(1)	Ms. Edwards retired effective as of April 1, 2022

(2)	Includes 57,396 shares of common stock that are owned directly by Macellum SPV III, LP ("Macellum SPV"). Macellum Management, LP ("Macellum Management") serves as the investment manager of Macellum SPV. Macellum Advisors GP, LLC ("Macellum GP") serves as the general partner of Macellum Management and Macellum SPV. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the securities of the Company owned directly by Macellum SPV. Mr. Duskin disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Beneficial Ownership of Largest Shareholders

	Number of Shares of Common	Percentage of
Name and Address of >5% Beneficial Owner	Stock Beneficially Owned	Class
Victory Capital Management Inc. (1) 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144	691,374	8.1%
Prudential Financial, Inc. (2) 51 Broad Street Newark, NJ 07102	641,387	7.6%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	605,626	7.1%
Jennison Associates LLC (4) 466 Lexington Avenue New York, NY 10017	587,715	6.9%
Adage Capital Partners, L.P. (5) 200 Clarendon Street, 52nd Floor, Boston, MA 02116	550,000	6.5%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	512,498	6.0%
Soviero Master Fund, LP (7) 3 Columbus Circle, Suite 1588, New York, NY 10019	500,000	5.9%
Dimensional Fund Advisors L.P. (8) Building One 6300 Bee Cave Road Austin, TX 78746	454,023	5.3%

(1)	This information is based on a Schedule 13G dated as of December 31, 2021 and filed on February 2, 2022. Victory Capital Management Inc. has sole voting power with respect to 684,049 of the shares and sole dispositive power with respect to all of the listed shares.
(2)	This information is based on a Schedule 13G/A dated as of December 31, 2021 and filed on February 14, 2022. The shares listed in the table are beneficially owned by the following subsidiaries of Prudential Financial, Inc.: The Prudential Insurance Company of America; Prudential Retirement Insurance and Annuity Company; Jennison Associates LLC; PGIM, Inc.; and PGIM Quantitative Solutions LLC. Prudential Financial, Inc. has sole voting and dispositive power with respect to 14,471 shares and shared voting and dispositive power with respect to 626,916 shares.
(3)	This information is based on a Schedule 13G/A dated as of December 31, 2021 and filed on February 1, 2022. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company; National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 595,590 shares and sole dispositive power with respect to 605,626 shares.
(4)	This information is based on a Schedule 13G dated as of December 31, 2021 and filed on February 10, 2022. Jennison Associates LLC ("Jennison") furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients ("Managed Portfolios"). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. indirectly owns 100% of the equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the common stock held by its Managed Portfolios. Jennison does not file jointly with Prudential Financial, Inc. Jennison has sole voting and dispositive power with respect to all of the listed shares.
(5)	This information is based on a Schedule 13G dated as of December 29, 2021 and filed on January 10, 2022. Each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross have shared voting and dispositive power with respect to all of the listed shares.
(6)	This information is based on a Schedule 13G dated as of December 31, 2021 and filed on February 9, 2022. The Vanguard Group has shared voting power with respect to 17,325 shares, sole dispositive power with respect to 488,897 shares and shared dispositive power with respect to 23,601 shares.
(7)	This information is based on a Schedule 13G dated as of March 29, 2022 and filed on April 8, 2022. Each of Soviero Master Fund, LP, Soviero Advisors, LLC, Soviero Asset Management, LP, Soviero GP, LLC and Thomas Soviero have shared voting and dispositive power with respect to all of the listed shares.
(8)	This information is based on a Schedule 13G/A dated as of December 31, 2021 and filed on February 8, 2022. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser and furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds, and as such may be deemed to be the beneficial owner of shares held by the Funds. Dimensional has sole voting power with respect to 443,630 shares and sole dispositive power with respect to all of the listed shares.

Executive Compensation – Equity Compensation Plan Information

The following table represents those securities authorized for issuance as of January 29, 2022 under our existing equity compensation plans.

Number of securities
remaining available for
	Number of securities to		Weighted average		future issuance under
	be issued upon exercise		exercise price of		equity compensation
	of outstanding options,		outstanding options,		plans (excluding
	warrants and rights		warrants and rights		securities reflected in
Plan category	(a)		(b)		column (a))(c)
Equity compensation plans approved by security holders	228,914	(1)	—	(2)	678,356	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	228,914		—		678,356

(1)	Includes shares issuable pursuant to performance-based restricted stock units (based on maximum payout levels) granted under the Citi Trends, Inc. 2012 Incentive Plan and the Citi Trends, Inc. 2021 Incentive Plan. Does not include unvested restricted stock totaling 226,491 shares.
(2)	No options were outstanding as of January 29, 2022.
(3)	Reflects shares available for awards of options, restricted stock, restricted stock units and other performance awards under the Citi Trends, Inc. 2021 Incentive Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us, all reports required by Section 16(a) of the Exchange Act to be filed by our directors and executive officers and all beneficial owners of more than ten percent of our common stock outstanding to report transactions in our securities in fiscal 2021 were timely filed, except that Jason Moschner filed one late Form 4 on March 22, 2022, reporting a single transaction; Peter Sachse filed one late Form 4 on April 6, 2021, reporting a single transaction; and Kenneth Seipel filed one late Form 4 on December 23, 2021, reporting a single transaction.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023 and further directed that the appointment of Deloitte & Touche LLP be submitted for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP as served as our independent registered public accounting firm since June 9, 2021. We understand that a representative from Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In determining whether to reappoint Deloitte & Touche LLP as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services. If the appointment of Deloitte & Touche LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of Deloitte & Touche LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Change in Independent Auditor

As reported in the Company’s Current Report on Form 8-K filed on June 9, 2021 (the “Auditor 8-K”), on June 3, 2021, the Company notified KPMG LLP that it was dismissed as the Company’s independent registered public accounting firm, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2021, or June 9, 2021. The decision to dismiss KPMG LLP as the Company’s independent registered public accounting firm was at the direction of and approved by the Audit Committee.

During the Company’s fiscal years ended January 30, 2021 and February 1, 2020 and the subsequent interim period through June 3, 2021, there were (i) no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with its reports; and (ii) no reportable events.

KPMG LLP’s report on the Company’s consolidated financial statements as of and for the fiscal years ended January 30, 2021 and February 1, 2020 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG LLP’s report on the consolidated financial statements of Citi Trends, Inc. and subsidiary as of and for the years ended January 30, 2021 and February 1, 2020, contained a separate paragraph stating that "As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of February 3, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.”

The Company provided KPMG LLP with a copy of the Auditor 8-K prior to its filing with the SEC and requested that KPMG LLP furnish the Company with a letter addressed to the SEC stating whether or not KPMG LLP agrees with the statements contained in the Auditor 8-K. A copy of KPMG LLP’s letter, dated June 9, 2021, is filed as Exhibit 16.1 to the Auditor 8-K.

On June 3, 2021, the Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s new independent registered public accounting firm for the fiscal year ending January 29, 2022, effective immediately following the filing of the Company’s Form 10-Q for the fiscal quarter ended May 1, 2021, or June 9, 2021. During the Company’s two most recent fiscal years ended January 30, 2021 and February 1, 2020, and the subsequent interim period through June 3, 2021, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche LLP on any of the matters or events set forth in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Principal Accounting Fee Information

The following tables sets forth the aggregate fees paid or payable to Deloitte & Touche LLP and KPMG LLP relating to the audit of our fiscal 2021 and 2020 financial statements and the fees billed to us in fiscal 2021 and 2020 by Deloitte & Touche LLP and KPMG LLP for other professional services:

Deloitte & Touche LLP	2021	2020
Audit Fees (1)	$742,000	-
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$742,000	-

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2021.

KPMG LLP(1)	2021	2020
Audit Fees (2)	$42,000	$865,000
Audit-Related Fees	100,000	-
Tax Fees	-	-
All Other Fees	-	-
Total	$142,000	$865,000

(1)	KMPG LLP was dismissed as the Company’s independent registered public accounting firm, effective June 9, 2021.
(2)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2021 and 2020.

Audit Committee Pre-Approval Policy

In accordance with the Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to the Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 28, 2023.

OTHER BUSINESS

We know of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named as proxies in the enclosed proxy card to vote such proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to Rule 14a-8 of the Exchange Act intended to be included in the Company’s proxy statement and proxy card relating to the 2023 annual meeting of stockholders must be received by us no later than December 20, 2022. In addition, if you desire to bring business (including director nominations) before our 2023 annual meeting of stockholders, you must comply with the Company’s bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than February 1, 2023 and no later than March 3, 2023. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card relating to the 2023 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Notices of intention to present proposals at the 2023 annual meeting should be addressed to the Company, Attention: Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

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THE COMPANY NAME INC. - COMMON 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345

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THE COMPANY NAME INC. - 401 K 123,456,789,012.12345

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0000564644_1 R1.0.0.24

CITI TRENDS, INC.

ATTN: JASON MOSCHNER

104 COLEMAN BLVD

SAVANNAH, GA 31408

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Investor Address Line 1

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Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/31/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials,

you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/31/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

The Board of Directors recommends you vote FOR

the following:

1. Election of Directors

Nominees For Against Abstain

1A Brian P. Carney

1B Jonathan Duskin

1C Christina Francis

1D Laurens M. Goff

1E Margaret L. Jenkins

1F David N. Makuen

1G Cara Sabin

1H Peter R. Sachse

1I Kenneth D. Seipel

The Board of Directors recommends you vote FOR

proposals 2 and 3. For Against Abstain

2. An advisory vote to approve, on a non-binding

basis, the compensation of our named executive

officers as set forth in the proxy statement.

3. Ratification of the appointment of Deloitte &

Touche LLP as our independent registered public

accounting firm for the fiscal year ending

January 28, 2023.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000564644_2 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report/Form 10-K, and Notice and

Proxy Statement are available at www.proxyvote.com

CITI TRENDS, INC.

Annual Meeting of Stockholders

June 1, 2022 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David N. Makuen and Peter R. Sachse, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CITI TRENDS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM,

EDT on June 1, 2022, at www.virtualshareholdermeeting.com/CTRN2022 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side